Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Pre-effective Amendment No. 1 to Form S-4 and related Prospectus of Nicolet Bankshares, Inc. of our report dated February 26, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Nicolet Bankshares, Inc., appearing in the Annual Report on Form 10-K of Nicolet Bankshares, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ WIPFLI LLP

Atlanta, Georgia

August 23, 2021